UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 16, 2023

Worksport, LTD

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40681	35-2696895
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 N America Dr

West Seneca, NY 14224

(Address of principal executive offices)

888-554-8789

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	WKSP	The Nasdaq Stock Market LLC
Warrants	WKSPW	The Nasdaq Stock Market LLC

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 16, 2023, Worksport Ltd. (the “Company”) received notice from Northeast Bank alleging that Worksport New York Operations Corporation (the “Borrower”), a wholly owned subsidiary of the Company, breached the terms of a loan agreement dated as of May 4, 2022, by and between the Company and the Borrower (the “Loan Agreement”), relating to a loan in the amount of $5,300,000. The alleged defaults include (i) a debt service coverage ratio calculation and (ii) the Company’s issuance of securities on November 2, 2023, the offering of which is reported in the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on November 3, 2023.

Pursuant to the Loan Agreement, in the event of default, among other things, Northeast Bank reserves the right to accelerate all outstanding amounts due under the loan. If Northeast Bank elects to accelerate all amounts due, then the total accelerated amount is equal to the principal, accrued interest, interest at default rate (as applicable), and costs and expenses. The Company is currently in active discussions with Northeast Bank to obtain a waiver for the alleged defaults and will take any other appropriate actions to address this matter.

Item 8.01 Other Items.

On November 24, 2023, Worksport Ltd. (the “Company”) issued a press release announcing recent achievements regarding the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
99.1	Press Release dated as of November 24, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSPORT LTD.

Date: November 24, 2023	By:	/s/ Steven Rossi
	Name:	Steven Rossi
	Title:	Chief Executive Officer (Principal Executive Officer)